UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 19, 2009

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

12276 Wilkins Avenue, Rockville, Maryland	20852
(Address of Principal Executive Offices)	(Zip Code)

(301) 770-3099

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 19, 2009, the Compensation Committee of Nabi Biopharmaceuticals (“Nabi”) authorized the immediate payment of a $250,000 cash incentive compensation award to Raafat E.F. Fahim, Ph.D., President and Chief Executive Officer of Nabi, under the terms of Dr. Fahim’s employment agreement with Nabi dated January 22, 2008 (the “Employment Agreement”). Under the Employment Agreement, Dr. Fahim was entitled to a $250,000 cash award upon the execution of an exclusive licensing and partnering arrangement with a partner in the smoking cessation field involving all or substantially all of Nabi’s NicVAX® rights and assets (a “NicVAX License”) on or before June 30, 2009 or, if Nabi commenced a Phase III clinical trial on NicVAX without a partner prior to June 30, 2009, the execution of a NicVAX License on or before the date that is six months after the publication of the final results of such a clinical trial.

During 2009, Dr. Fahim and Nabi’s management maintained Nabi’s readiness to commence the NicVAX Phase III trial and pursued various strategic initiatives, including partnering discussions and grant proposals. On September 29, 2009, Nabi announced that it had received a $10 million U.S. National Institute on Drug Abuse (NIDA) grant to partially fund the NicVAX Phase III trial. On November 3, 2009, Nabi announced that it had initiated its Phase III clinical trail for NicVAX. On November 16, 2009, Nabi announced the execution of an exclusive worldwide option and licensing agreement with GlaxoSmithKline Biologicals S.A. (“GSK”). The Compensation Committee concluded that the agreement with GSK was a NicVAX License for purposes of Dr. Fahim’s Employment Agreement and that the cash award was properly payable to Dr. Fahim because Nabi was fully prepared to commence the Phase III clinical trial for NicVAX well before June 30, 2009 but did not so because Nabi’s Board of Directors sought further advancement of Nabi’s strategic initiatives before authorizing commencement of the NicVAX Phase III trial.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

By:	/S/ RAAFAT E.F. FAHIM, PH.D
Name:	Raafat E.F. Fahim, Ph.D.
Title:	President and Chief Executive Officer

Date: November 25, 2009